Exhibit 99.2

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ASSUMPTION AGREEMENT

THIS ASSUMPTION AGREEMENT (including all Exhibits hereto, as may be amended, supplemented, or otherwise modified from time to time, the “Agreement”) is made on November 30, 2012.

BETWEEN

(1)	S.B. ISRAEL TELECOM LTD., a company incorporated under the laws of the State of Israel under company number 51-484322-6, with its principal place of business at c/o Zellermayer, Pelossof, Rosovsky, Tsafrir, Toledano & Co., the Rubinstein House, 20 Lincoln Street, Tel Aviv 67134 (“SPV”), which, as of the date hereof, is directly or indirectly Controlled (as such term is defined in the Amended and Restated Conditions) by Haim and/or Cheryl Saban and/or their heirs; and

(2)	ADVENT INVESTMENTS PTE LTD., a company incorporated under the laws of Singapore, with its principal place of business at1 Coleman Street, #08-07 The Adelphi, Singapore (“Advent”).

Any capitalized terms used herein shall have the meanings ascribed to such terms hereunder.

WHEREAS

(A)	On October 28, 2009 Scailex Corporation Ltd. (“Scailex”) and Hermetic Trust (1975) Ltd. (the “Trustee”) entered into a certain Trust Deed (such trust deed as amended by Amendment No. 1 on March 15, 2010, the “Original Trust Deed”) relating to the US$300,000,000 in aggregate principal amount of Fixed Rate Secured Bullet Notes due April 27, 2014 (the “Notes”), to which certain Terms and Conditions relating to such Notes were attached as Schedule 2 (the “Original Conditions”);

(B)	On October 28, 2009 Scailex and Advent entered into a certain Placement Agreement (such Placement Agreement as amended by Amendment No. 1 on March 15, 2010, the “Original Placement Agreement”) pursuant to which, on the Purchase Date (as defined therein), Scailex issued and Advent purchased US$ 300,000,000 of the Notes, constituting 100% of the Notes;

(C)	The Notes are registered for trading on the TACT (Tel-Aviv Continuous Trading) Institutional Board of the Tel Aviv Stock Exchange (“TACT”);

(D)	Scailex’ obligations and liabilities towards the Noteholders (as defined in the Amended and Restated Conditions, the “Noteholders”) under the Original Issue

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Documents are secured by (A) a Debenture dated October 28, 2009 (such Debenture together with all Schedules, Annexes and Exhibits attached thereto, including the irrevocable instructions provided thereunder to Partner, the “First Debenture”), pursuant to which Scailex created a first ranking fixed charge over 17,142,858 ordinary shares of Partner Communications Company Ltd. (a company incorporated under the laws of the State of Israel under company number 520044314, “Partner”) with par value of NIS 0.01 each (the “First Portion of the Pledged Shares”), together with all rights and privileges attached to such First Portion of the Pledged Shares or connected therewith (including, without limitation, dividends and participation in any distributions, bonus shares, voting rights, and any other right vested in the holder of the relevant shares or other equity securities under any applicable law and the articles of incorporation of a company, collectively, “Related Rights”) and a first ranking fixed and floating charge over account no. 101-014504 in the name of Scailex at HSBC Bank plc. (Tel-Aviv branch) (including, without limitation, all amounts and assets deposited therein from time to time); and (B) a Debenture dated March 28, 2010 (such Debenture together with all Schedules, Annexes and Exhibits attached thereto, including the irrevocable instructions provided thereunder to Partner, the “Second Debenture” and together with the First Debenture, the “Original Debentures”), pursuant to which Scailex created a first ranking fixed charge over 1,913,862 ordinary shares of Partner with par value of NIS 0.01 each (the “Second Portion of the Pledged Shares” and together with the First Portion of the Pledged Shares, the “Existing Pledged Shares”), together with all Related Rights;

(E)	Together with the Original Trust Deed and the Notes, the Original Conditions attached to the Original Trust Deed, the Original Placement Agreement and the Original Debentures, Noteholders, Scailex and the Trustee have executed several other ancillary Issue Documents (as such term is defined in the Original Conditions, and all such Issue Documents and ancillary documents together with the Original Trust Deed, the Original Conditions attached to the Original Trust Deed, the Original Placement Agreement and the Original Debentures are collectively referred to as the “Original Issue Documents”);

(F)

The SPV contemplates a transaction, whereby, inter alia: (A) on the Effective Date, SPV will acquire the Existing Pledged Shares from Scailex and will acquire from Scailex an additional 25,793,280 ordinary shares of Partner with par value of NIS 0.01 each (the “First Portion of the Additional Shares”), such that immediately following the Effective Date, the Existing Pledged Shares together with the First Portion of the Additional Shares will constitute an aggregate of 44,850,000 ordinary shares of Partner, representing, immediately after purchase thereof approximately 28.8% per cent. of Partner’s issued and paid up share capital; (B) no later than 6 months following the Effective Date, SPV may acquire additional 3,166,667 ordinary shares of Partner with par value of NIS

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0.01 each (the “Second Portion of the Additional Shares”), such that immediately following such date, the Existing Pledged Shares together with the First Portion of the Additional Shares and the Second Portion of the Additional Shares will constitute an aggregate of 48,016,667 ordinary shares of Partner (representing, immediately after purchase thereof approximately 30.8% per cent. of Partner’s issued and paid up share capital), all subject to Clause 1(C)(a) of this Agreement; and (C) SPV may acquire from Scailex only (and not from any other third party) additional 2,983,333 ordinary shares of Partner with par value of NIS 0.01 each, subject to Clause 1(C)(b) of this Agreement (the “Third Portion of the Additional Shares” and together with the First Portion of the Additional Shares and the Second Portion of the Additional Shares, the “Additional Shares”), such that immediately following such date, the Existing Pledged Shares together with the Additional Shares (collectively, the “Purchased Shares”) will constitute an aggregate of 51,000,000 ordinary shares of Partner, representing, immediately after purchase thereof, approximately 32.8% of Partner’s issued and paid up share capital;

(G)	Pursuant to the terms of the contemplated transactions described in clause F of the preamble of this Agreement, the SPV contemplates an Assumption of all rights, obligations and liabilities under the Original Issue Documents, as evidenced by the Notes and as amended by this Agreement and the other New Issue Document, and Advent is willing to consent to such contemplated transactions and to such Assumption, all subject to and in accordance with the terms set out herein.

IT IS AGREED as follows:

(1)	ASSUMPTION.

On the terms and subject to the conditions contained in this Agreement, on the Effective Date, Scailex will assign and SPV will assume all of such obligations, liabilities and rights of Scailex in and under the Original Issue Documents, as amended and restated by the New Issue Documents, and SPV shall agree to pay, perform, observe and discharge, fully and timely, all liabilities and obligations assumed in and under the Original Issue Documents, as evidenced by the Notes, as amended and restated by the New Issue Documents, provided, however, that such assumption shall be effective from the Effective Date and that the SPV shall not be liable for, or from any failure of Scailex to perform under the Original Issue Documents on or prior to the Effective Date, including, without limitation, any breach of, or default under, the Original Issue Documents as evidenced by the Notes, by Scailex on or prior to the Effective Date (such liability due to failure to perform under the Original Issue Documents, “Pre Closing Liabilities”), such assumption to be made subject to and in accordance with the following modifications, accommodations and undertakings (the “Assumption” and the “Assumption Transactions”, respectively):

(A)	On the Effective Date:

(a)	This Agreement replaces and constitutes an amendment and restatement of the Original Placement Agreement;

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(b)	A notice regarding the de-registration of the Notes from the TACT shall be filed with the Tel Aviv Stock Exchange together with all other filings, procedures and actions which are required in connection thereby for the purpose of de-registering the Notes from the TACT;

(c)	The Trust Deed shall be amended and restated in the form attached hereto as Exhibit 1 (the “Amended and Restated Trust Deed”);

(d)	The Original Conditions shall be amended and restated, in accordance with the form attached hereto as Exhibit 2 (the “Amended and Restated Conditions”);

(e)	SPV shall issue certificates representing the Notes evidencing the obligations and liabilities to be assumed under the New Issue Documents in connection with the Assumption, in the forms attached hereto as Exhibit 3, such certificates representing in the aggregate NIS 1,166,100,000 (One Billion One Hundred and Sixty Six Million and One Hundred Thousand New Israeli Shekels) Fixed Rate Secured Bullet Notes due on the seventh anniversary of the Effective Date (the “Amended and Restated Certificate”);

(f)	All obligations under the Original Issue Documents, as amended and restated by the New Issue Documents, will be assumed by the SPV, except for the Pre Closing Liabilities; For the avoidance of doubt, no funds shall be transferred from the Noteholders to the SPV as consideration for the Assumption; and

(g)	All Original Issue Documents will be amended and restated in the manner set out herein.

(B)	Additionally, on the Effective Date:

(a)

The Existing Pledged Shares will be sold by Scailex to the SPV pursuant to the Acquisition Documents subject to the pledges and charges created under the Original Debentures over such Existing Pledged Shares which will remain attached to the Existing Pledged Shares and shall continue to secure obligations under the Original Issue Documents evidenced by the Notes, as assumed under the

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Assumption and be amended and restated in accordance with this Agreement and the other New Issue Documents and: (i) the Original Debentures will be amended and restated in accordance with the forms attached hereto together as Exhibit 4 (the “Amended and Restated Original Debentures”) and the Existing Pledged Shares shall be transferred to the Distribution Bank Account, such Amended and Restated Original Debentures will be stated to be effective as of their original date of creation and will be filed with the Israeli Registrar of Companies as a lien of the SPV on or prior to the Effective Date; and (ii) the existing registration with the Israeli Registrar of Companies of the Original Debentures as a lien of Scailex shall be retained for a period of at least 4 (four) months after the Effective Date.

(b)	The following pledges and charges shall be created in favour of the Trustee for the benefit of the Trustee and the Noteholders and be filed with the Israeli Registrar of Companies, the Israeli Registrar of Pledges and with the U.S. authorities, as applicable:

(i)	SPV shall pledge in favour of the Trustee for the benefit of the Trustee and the Noteholders the First Portion of the Additional Shares (which will be deposited in the Distribution Bank Account), by a first ranking fixed pledge and charge, together with all Related Rights, in accordance with the form of Debenture attached hereto as Exhibit 5 (the “Debenture over the First Portion of the Additional Shares”).

(ii)

SPV shall pledge in favour of the Trustee for the benefit of the Trustee and the Noteholders, by a first ranking fixed pledge and charge and by way of an assignment by way of charge, all of its rights in and under the Share Purchase Agreement dated November 30, 2012 between Scailex and the SPV and the Shareholders Agreement to be entered into between Scailex and the SPV in connection therewith and all other documentation governing the Acquisition Transactions, copies of which are attached hereto together as Exhibit 6 (the “Acquisition Documents”), including, without limitation, all of SPV’s rights to receive indemnity amounts (other than costs payable to third parties incurred by the SPV for which indemnification is provided to the SPV under the Acquisitions Documents) from Scailex or from any other third party which is a party to or guarantees such Acquisition Documents. Advent acknowledges that it

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has been advised that the terms of the Acquisition Documents restrict the assignment by the SPV of certain rights contained in such documents. All such pledges and charges to be made in accordance with the form of Debenture attached hereto as Exhibit 7 (the “Debenture over the Acquisition Documents”), which shall provide that such debenture shall not derogate from the rights of the SPV to receive any such indemnity amounts and to operate all rights under the Acquisition Documents, unless and until any Default or an Event of Default (each as defined in the Amended and Restated Conditions) has occurred and is continuing.

(iii)	SCG Communication Ventures LLC (“SCG”) shall pledge in favour of the Trustee for the benefit of the Trustee and the Noteholders, and shall procure that any other shareholder of the SPV as of the Effective Date (if any) shall pledge in favour of the Trustee for the benefit of the Trustee and the Noteholders, by a first ranking fixed pledge and charge, all of the shares of the SPV or of such other shareholder of the SPV (as applicable), all such shares constituting as of the Effective Date 100% of the issued and outstanding share capital of the SPV, together with all Related Rights, in accordance with the form of Debenture attached hereto as Exhibit 8 (the “Debenture over the SPV’s Shares”), provided, however, that the Debenture over the SPV’s Shares shall not limit SCG from selling shares in the SPV (and the Noteholders will direct the Trustee to release from the Debenture over the SPV’s Shares (created by SCG) such sold shares in the SPV), subject, however, to all restrictions contained in the New Issue Documents on the change of control and change of ownership structure of the SPV, and that any consideration paid for the sale of any shares in the SPV which are not restricted under the New Issue Documents shall not be subject to the “waterfall” limitations imposed under Clause 7(c) of the Amended and Restated Conditions and may be transferred to the SPV’s shareholders.

(iv)

(A) SPV will provide irrevocable instructions to Partner, in the form attached hereto as Exhibit 9 (“Partner Irrevocable Instructions”), such Irrevocable Instructions to provide that (1) any and all dividends payable in respect of the Purchased Shares (whether such Purchased Shares are

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purchased on or following the Effective Date), will be paid and deposited by Partner directly into a bank account in the name of the SPV (“Distribution Bank Account”); (2) notwithstanding Sub-Clause (1) above, the first dividends distributed by Partner in an aggregate amount of NIS 115,261,771 will be paid to a trust account in the name of the SPA Escrow Agent; and (3) all other Income (other than the dividends referred to in sub-Clause 1(b)(iv)(A)(2) above) to be paid and deposited by Partner directly into the Distribution Trust Account; (B) the Existing Pledged Shares and all other Purchased Shares pledged under the Additional Debentures shall be deposited in the Distribution Bank Account; (C) SPV shall pledge in favour of the Trustee for the benefit of the Trustee and the Noteholders by a first ranking fixed pledge and charge all of its rights in and to the Distribution Bank Account and funds and assets deposited therein on and promptly after the Effective Date, and by way of a first ranking floating charge all of its rights in and to the Distribution Bank Account and the funds and assets which will be deposited and maintained in the Distribution Bank Account in the future from time to time, such pledges and charges, in the form of Debenture attached hereto as Exhibit 10 (the “Distribution Bank Account Debenture”); (D) SPV shall provide the bank maintaining the Distributions Bank Account with irrevocable instructions, in the form attached hereto as Exhibit 10A (“Bank Irrevocable Instructions”), duly acknowledged by the bank maintaining the Distribution Bank Account, pursuant to which, inter alia, any action in connection with or in respect of the Distribution Bank Account, including, without limitation, withdrawal of monies, funds, the Existing Pledged Shares and all other Purchased Shares pledged under the Additional Debentures which shall be deposited in the Distribution Bank Account, and/or other equity securities or assets deposited in the Distribution Bank Account, shall be subject to and mandatorily require two confirmatory signatures, one by an authorized signatory on behalf of the SPV and the other by an authorized signatory on behalf of the Trustee, in accordance with the form of instructions attached as Annex A to the Bank Irrevocable Instructions (“Distribution Bank Account Withdrawal Instructions”), and the following agreements shall apply: (1) within no later than the third Business Day following the deposit of any funds in the Distribution Bank Account (other than with respect to the Second Portion Consideration if deposited in it, the transfer of which shall be governed by Clause 1(C)(a) below), the SPV will sign the Distribution Bank Account Withdrawal Instructions regarding all funds then deposited in the Distribution Bank Account instructing the bank at which the Distribution Bank Account is held to transfer all monies and funds deposited therein to a certain trust account (the “Distribution Trust Account”) to be maintained in the name of the Trustee and deliver such signed Distribution Bank Account Withdrawal Instructions to the Trustee, and upon instruction from Noteholders holding at least 66.7% of the Principal Outstanding Amount of the Notes (as defined in the Amended and Restated Conditions), the Trustee shall also sign and confirm such Distribution Bank Account Withdrawal Instructions and these will be submitted to the bank at which the Distribution Bank Account is held; and (2) failure by the SPV to provide such Distribution Bank Account Withdrawal Instructions to the Trustee as detailed in the preceding Sub-Clause (1) shall be deemed as an “Event of Default” under the Amended and Restated Conditions and the other New Issue Documents; (E) Two additional trust accounts will be opened and maintained by the Trustee, the first in respect of the Second Portion Consideration (“Second Portion Trust Account”), and the second in respect of the Third Portion Consideration (“Third Portion Trust Account”, and together with the Distribution Trust Account and the Second Portion Trust Account, the “Trust Accounts”); and SPV shall pledge in favour of the Trustee for the benefit of the Trustee and the Noteholders by a first ranking fixed pledge and charge all of its rights in and to the Trust Accounts and funds deposited therein on and promptly

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after the Effective Date, and by way of a first ranking floating charge all of its rights in and to the Trust Accounts and the funds which will be deposited and maintained in the Trust Accounts in the future from time to time, such pledges and charges in the form of Debenture attached hereto as Exhibit 11 (the “Trust Bank Account Debenture”); and (F) SPV shall irrevocably instruct the Trustee, pursuant to the form attached hereto as Exhibit 11A (“Trustee Irrevocable Instructions”), that (1) all funds deposited from time to time in the Distribution Trust Account shall be released to the SPV and the Noteholders in accordance with and subject to the “waterfall” provision included in Clause 7(c) of the Amended and Restated Conditions, (2) all funds deposited from time to time in the Second Portion Trust Account shall be released to the SPV and the Noteholders in accordance with the provisions of Clause 1(C)(a) of this Agreement, and (3) all funds deposited from time to time in the Third Portion Trust Account shall be released to the SPV and the Noteholders in accordance with the provisions of Clause 1(C)(b) of this Agreement, all subject to the exceptions therein and immediately upon receipt thereof.

(v)	The following instruments shall be defined as the “Debentures at the Effective Date”: the Amended and Restated Original Debentures, the Debenture over the First Portion of the Additional Shares, the Debenture over the Acquisition Documents, the Debenture over the SPV’s Shares, the Partner Irrevocable Instructions, the Distribution Bank Account Debenture, the Bank Irrevocable Instructions, the Trustee Irrevocable Instructions, the Trust Bank Account Debenture, and all Exhibits, Schedules and Annexes attached thereto.

(vi)

If the Second Portion of the Additional Shares or any part thereof shall not be purchased by the SPV on or before the Effective Date, and pledged in favour of the Trustee for the benefit of the Trustee and the Noteholders immediately upon consummation of such purchase, then the following provisions shall apply: (A) an amount of NIS 79,166,675 (the “Second Portion Consideration”) less the product of: (x) the number

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of Second Portion of the Additional Shares purchased and pledged in accordance with the terms hereof prior to or on the Effective Date, multiplied by (y) NIS 25 per share, will be deposited by the SPV on or prior to the Effective Date in the Second Portion Trust Account; and/or the Distribution Bank Account and (B) any part of the Second Portion Consideration which will be deposited in the Second Portion Trust Account will be part of and subject to the Trust Bank Account Debenture and shall be subject to the provisions of Clause 1(C)(a) of this Agreement and any part of the Second Portion Consideration which will be deposited in the Distribution Bank Account will be part of and subject to the Distribution Bank Account Debenture and shall be subject to the provisions of Clause 1(C)(a) of this Agreement.

(C)	Following the Effective Date:

(a)	Second Portion of the Additional Shares.

(i)	For the purpose of this Clause 1(C)(a), “Second Portion Consideration Purchase Price” shall mean the lesser of: (x) NIS 25; and (y) the share market value of each Second Portion of Additional Shares, as quoted on the Tel Aviv Stock Exchange in the preceding trading day prior to the purchase of such shares.

(ii)	The following shall apply with respect to the Second Portion of the Additional Shares:

(1)	The purchase of all or part of the Second Portion of the Additional Shares (such purchase to be carried out not later than 6 (six) months following the Effective Date (such date the “6 Month Anniversary”), may be made at the discretion of the SPV either by (x) use of the funds deposited in the Second Portion Trust Account, provided, however, that SPV’s right to withdraw funds from the Second Portion Trust Account to purchase shares constituting part of the Second Portion of the Additional Shares shall be limited to purchases in an average price per share not exceeding at any given time the Second Consideration Purchase Price and provided further that such purchase of shares shall only be effected if, concurrently with such withdrawal of funds, those shares constituting part of the Second Portion of the Additional Shares being purchased using such funds, shall be deposited in the Distribution Bank Account; or (y) if, all or part of the Second Portion Consideration was deposited in the Distribution Bank Account on or prior to the Effective Date, such portion of the Second Portion Consideration so deposited may be used by the SPV to purchase shares constituting part of the Second Portion of Additional Shares, provided, however, that SPV’s right to withdraw funds from the Distribution Bank Account to purchase shares constituting part of the Second Portion of the Additional Shares shall be: (1) limited to such portion of the Second Portion Consideration actually deposited in the Distribution Bank Account and shall not apply to any other funds deposited therein after the Effective Date; (2) limited to purchases in an average price per share not exceeding at any given time the Second Consideration Purchase Price; (3) shall only be effected if, concurrently with such withdrawal of funds, those shares constituting part of the Second Portion of the Additional Shares being purchased using such funds, shall be deposited in the Distribution Bank Account (as evidenced by the records of the bank maintaining the Distribution Bank Account on the day following the deposit); and the following agreements shall apply; (1) on the third Business Day following the Effective Date, any funds in the Distribution Bank Account, constituting part of the Second Portion Consideration, will be transferred to the Second Portion Trust Account and will be used in accordance with this Clause 1(C)(a) (and if until such time, the SPV shall have deposited in the Distribution Bank Account funds exceeding the Second Portion Consideration, then the SPV shall instruct the bank at which the Distribution Bank Account is held to transfer such excess funds to a specific “Expense Account” (as defined in the Bank Irrevocable Instructions); (2) no later than the third Business Day following the Effective date, the SPV will sign instructions to bank at which the Distribution Bank Account is held to so transfer the funds constituting part of the Second Portion Consideration as described in the preceding Sub-Clause (1) and deliver such signed instructions to the Trustee, and upon instruction from Noteholders holding at least 66.7% of the Principal Outstanding Amount of the Notes (as defined in the Amended and Restated Conditions), the Trustee shall also sign and confirm such instructions and these will be submitted to the bank at which the Distribution Bank Account is held ; and (3) failure by SPV to act in accordance with the preceding Sub-Clause (2) shall be deemed as an “Event of Default” under the Amended and Restated Conditions and the other New Issue Documents; and/or (z) from SPV’s resources (which, for the avoidance of doubt, do not include funds deposited or to be deposited from time to time in the Distribution Bank Account or the Trust Accounts), (subject, however, to the limitations on the ability of the SPV to incur obligations or indebtedness pursuant to Clause 5(e) of this Agreement). For the purpose of this Clause 1(C)(a)(ii)(1), and Clause 1(B)(b)(iv) “Business Day” means a day on which banks are open for business in the State of Israel and the State of New York.

Immediately upon and subject to the purchase of all or part of the Second Portion of the Additional Shares by the SPV, SPV shall pledge in favour of the Trustee for the benefit of the Trustee and the Noteholders, by a first ranking fixed pledge and charge, the Second Portion of

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the Additional Shares or any portion thereof so purchased (such purchased shares will be deposited in the Distribution Bank Account), together with all Related Rights, in accordance with the form of Debenture attached hereto as Exhibit 12 (the “Debenture over the Second Portion of the Additional Shares”).

In case of use of SPV’s resources, SPV shall be entitled to be repaid from the Second Portion Trust Account, as provided in sub-Clause 1(C)(a)(ii)(2) below, at any time after the Effective Date; and

(2)	On the first Business Day after the day on which shares constituting part of the Second Portion of the Additional Shares have been purchased by the SPV and pledged in favour of the Trustee and the Noteholders as required in sub-Clause 1(C)(a)(ii)(1) of this Agreement, the following shall apply: an amount reflecting the ratio between the aggregate number of the Second Portion of the Additional Shares so purchased and pledged as aforesaid using SPV’s resources and the aggregate number of all Second Portion of the Additional Shares multiplied by the Second Portion Consideration Purchase Price, will be transferred to the SPV from the Second Portion Trust Account and shall also be released from the Trust Bank Account Debenture, such amount may be transferred by the SPV to the SPV’s shareholders.

(iii)	All remaining balance of the Second Portion Trust Account (including all funds constituting part of the Second Portion Consideration which were transferred to the Second Portion Trust Account from the Distribution Bank Account on the third Business Day following the Effective Date, as a foresaid) at the 6 Month Anniversary, shall be applied and used to prepay outstanding amounts under the New Issue documents, evidenced by the Notes.

(iv)	For the removal of doubt, if prepayment in the amount of the Second Portion Consideration (as adjusted above) is duly made under this Clause 1(C)(a) (or any combination of a purchase and pledge of portion of the Second Portion of the Additional Shares together with prepayments of the Notes in such corresponding amounts relating to shares not purchased and pledged is duly made), the fact that the Second Portion of the Additional Shares (or any part thereof) is not purchased by the SPV and pledged in favour of the Trustee for the benefit of the Trustee and the Noteholders, will not in and by itself be considered as an Event of Default or a Default under the New Issue Documents (as such terms are defined therein).

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(b)	Third Portion of the Additional Shares.

(i)	For purposes of this Clause 1(C)(b):

(1)	Any amount distributed by Partner in respect of the “Scailex 2012 Dividend Amount” (as defined in the Amended and Restated Conditions, which for the avoidance of doubt is payable strictly in respect of the Existing Pledged Shares and the First Portion of the Additional Shares) shall be referred to herein as the “Special Dividend”.

(2)	The date falling 7.5 months following the Effective Date shall be referred to herein as the “7.5 Month Anniversary”.

(3)	Any part of the Special Dividend to which Scailex is not entitled pursuant to the Acquisition Documents shall be referred to as the “Forfeited Scailex Dividend”.

(ii)	Any Forfeited Scailex Dividend (up to a maximum amount of NIS 115,261,771 in accordance with the provisions of this Clause 1(C)(b)) shall be immediately deposited in the Third Portion Trust Account on or prior to the 7.5 Month Anniversary and will be applied and used to prepay outstanding amounts under the New Issue Documents, evidenced by the Notes.

(iii)	At the Effective Date, SPV shall provide the Trustee with a written acknowledgement and confirmation from the SPA Escrow Agent, in the form attached to this Agreement as Exhibit 19 below.

(iv)

Immediately upon and subject to the purchase of the Third Portion of the Additional Shares, SPV shall pledge in favour of the Trustee for the benefit of the Trustee and the Noteholders, by a first ranking fixed pledge and charge, the Third Portion of the Additional Shares or any portion thereof (such purchased shares will be deposited in the Distribution Bank Account), together with all Related Rights, in accordance with the form of Debenture attached hereto as Exhibit 13 (the “Debenture over the Third Portion of the Additional Shares” and together with the Debenture over

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the Second Portion of the Additional Shares and the Debentures at the Effective Date, the “Additional Debentures”, and together with this Agreement, the Amended and Restated Trust Deed, the Amended and Restated Conditions and the Amended and Restated Certificate, and any Schedules, Annexes and Exhibits hereto, the “New Issue Documents”).

Without derogating from the above mentioned obligations of the SPV, on the Effective Date, the SPV shall authorize the Trustee to pledge in favour of the Trustee to the benefit of the Trustee and the Noteholders, the Third Portion of the Additional Shares or any part thereof which is purchased by the SPV and is required to be pledged in accordance with the provisions of this Agreement, and for such purposes, the Trustee shall be entitled and empowered on behalf of the SPV and in its name and place to sign and execute the Debenture over the Third Portion of the Additional Shares and subsequent amendments intended to create a pledge over the Third Portion of the Additional Shares so purchased, to fill in the date and description of the Third Portion of the Additional Shares as the pledged shares and other related assets in and under such debentures which shall be substantially in the form of the Amended and Restated Debenture and amendments thereto and to sign, execute and deliver all ancillary documents, forms and instruments and to perform all such acts as required for the filing and registration of such debentures and amendments with the Registrar of Companies.

(v)	If the Third Portion of the Additional Shares or any portion thereof shall not have been purchased in full and pledged in accordance with the terms hereof until the 7.5 Month Anniversary, then at the 7.5 Month Anniversary, SPV shall pay to the Trustee, for the benefit of the Noteholders, an amount equal to NIS 74,583,325 (the “Third Portion Consideration”) less: (1) the product of: (x) the number of Third Portion of the Additional Shares purchased and pledged in accordance with the terms hereof prior to or on the 7.5 Month Anniversary, multiplied by (y) NIS 25 per share; and less (2) any Forfeited Scailex Dividend (such Third Portion Consideration less the amounts specified under (1) and (2) above, the “Top Up Amount”).

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(vi)	On the 7.5 Month Anniversary, the aggregate of all Forfeited Scailex Dividend plus the Top Up Amount will be applied and used to prepay outstanding amounts under the New Issue Documents, evidenced by the Notes.

(vii)	If: (i) all of the Third Portion of the Additional Shares shall have been purchased and pledged in accordance with the terms hereof until the 7.5 Month Anniversary; and/or (ii) any combination of such Third Portion of the Additional Shares shall have been so purchased and pledged (each valued at NIS 25 per Share) together with cash received in respect of the Forfeited Scailex Dividend, equals at least NIS 74,583,325 (either of the above, a “Release Event”), then SPV shall not be required to pay any Top Up Amount.

(viii)	Following the 7.5 Month Anniversary the following shall apply:

(1)	Immediately upon and subject to the purchase and/or receipt by the SPV of any additional Third Portion of Additional Shares, SPV shall pledge in favour of the Trustee for the benefit of the Trustee and the Noteholders, such purchased shares by a first ranking fixed pledge and charge, in accordance with the form attached hereto as Exhibit 13; and

(2)	If subsequent to the 7.5 Month Anniversary additional cash proceeds are deposited in the Third Portion Trust Account in respect of the Forfeited Scailex Dividend, then the first amounts so deposited shall be paid to the SPV up to an amount equal to the Top Up Amount. Amounts so received by the SPV may be distributed to the SPV’s shareholders and shall not be subject to the “waterfall” as per Clause 7(c) of the Amended and Restated Conditions.

(ix)	Following the payment of the Top Up Amount to the SPV as indicated in the preceding sub-Clause 1(C)(b)(viii)(2), any remaining amount attributable to the Forfeited Scailex Dividend shall be applied and used to prepay outstanding amounts under the New Issue Documents, evidenced by the Notes.

(x)	For the removal of doubt, if prepayment in an amount of the Third Portion Consideration (as adjusted above) is duly

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made under this Clause 1(C)(b) of this Agreement (or any combination of a purchase and pledge of a portion of the Third Portion of the Additional Shares and prepayments of the Notes in such corresponding amounts relating to shares not purchased and pledged), the fact that the Third Portion of the Additional Shares (or any part thereof) is not purchased by the SPV and pledged in favour of the Trustee for the benefit of the Noteholders, will not in and by itself be considered as an Event of Default or a Default under the New Issue Documents (as such terms defined therein).

(c)	(A) Any prepayment of the Notes which is made in accordance with Clauses 1(C)(a) or 1(C)(b) of this Agreement shall not be subject to the “waterfall” limitations imposed under Clause 7(c) of the Amended and Restated Conditions. Similarly, payments to the SPV under Clause 1(C)(b) of this Agreement shall not be subject to the above “waterfall” and SPV shall be entitled to pay such amounts to its shareholders; and (B) any breach of SPV’s undertakings and obligations under such Clauses 1(C)(a) or 1(C)(b) of this Agreement shall constitute an “Event of Default” under the Amended and Restated Conditions.

(D)	Unless a Default or an Event of Default (as such terms are defined in the Amended and Restated Conditions) has occurred and is continuing, the SPV shall retain all voting rights with respect to any Purchased Shares pledged under the Additional Debentures, provided, however, that (i) the SPV shall not vote the Purchased Shares in any manner which may adversely affect the Noteholders’ rights under the New Issue Documents, evidenced by the Notes; and (ii) SPV’s rights to vote the Purchased Shares shall be subject to the terms and conditions set forth in this respect under the Amended and Restated Conditions.

(E)	On the Effective Date and subject to the closing and consummation of the Assumption Transactions and the Acquisition Transactions, Advent and Scailex shall sign a mutual a waiver and release letter in the form attached hereto as Exhibit 14, which will be confirmed by the Trustee and the SPV.

(F)	On or before the Effective Date, the SPV shall notify the Trustee of the identity of the person to be nominated as Chairman of Partner’s Board of Directors and Chief Executive Officer.

(G)

For the purpose of this Agreement, the “Effective Date” means the date of the closing of the Acquisition Transactions which shall take place concurrently with the closing of the Assumption Transactions, provided,

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that, all the Conditions Precedent set forth in Clause 2 of this Agreement shall have been satisfied or waived no later than such day (such waiver to be made by such party who is entitled to waive the applicable Condition Precedent), in accordance with the terms of this Agreement and Clause 3 of this Agreement.

(2)	CONDITIONS PRECEDENT.

Advent’s and SPV’s obligations to consummate and perform the Assumption and the other transactions contemplated by the Assumption Transactions under this Agreement and the New Issue Documents shall be subject to the satisfaction or waiver by the relevant party of all of the following conditions precedent (“Conditions Precedent”):

(a)	Certain Payments.

(1)	All accrued and unpaid interest on account of or with respect to the Original Issue Documents, as evidenced by the Notes, such accrued interest up to and until the Effective Date (inclusive), as calculated in the attached Exhibit 15, shall have been paid irrevocably and completely by Scailex to the Noteholders; and

(2)	SPV shall have delivered to the Trustee a written certificate, not later than three (3) Business Days before the Effective Date, evidencing that an amount of NIS 46,800,000 has been deposited in an escrow account in the name of a trustee, satisfactory to the Trustee, such amount will be applied at the Effective Date and subject to closing of the Assumption Transactions, to make a “Mandatory Initial Partial Redemption”, as defined in and required by the Amended and Restated Conditions and shall be returned promptly to SPV if closing of the Assumption Transactions does not occur.

(b)	Scailex’ Approvals and Undertakings.

Scailex shall provide the confirmations and undertaking in the forms attached hereto as Exhibit 16A and Exhibit 16B, such confirmations and undertakings constitute an “Issue Document” (as defined in the Original Issue Documents).

(c)	Scailex’ Bondholders’ Approval; Alternative Court Approval.

(i)	Scailex’ bondholders (series A-D, F-I and series 1 and any other series outstanding as at the Effective Date, other than

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series E, collectively “Scailex’ Bondholders”), shall have approved in writing the Assumption Transactions and the purchase of the Purchased Shares by SPV and all other ancillary transactions contemplated in connection thereby under the Acquisition Documents (collectively, the “Acquisition Transactions”), such approvals to be in the form attached hereto as Exhibit 17 (“Scailex’ Bondholders’ Approval”) and given in accordance with and pursuant to all requirements set out under applicable law and under the terms of the trust deeds of each outstanding series of Scailex’ Bondholders, by such majority and in accordance with such terms as required under the trust deeds governing each such series of Scailex’ Bondholders;

(ii)	Alternatively, in the event the Scailex’ Bondholders’ Approval is not obtained timely as provided in Clause 3(a) of this Agreement, a competent court shall have approved (in a proceeding under sections 350 and/or 351 of the Companies Law, 1999) a scheme of arrangement to be based on substantially the same terms and conditions set forth under this Agreement and the New Issue Documents and the Acquisition Documents (an “InCourt Arrangement” and “Court Approval”, respectively), and such Court Approval shall be deemed sufficient to satisfy the Condition Precedent set forth under this Clause 2(c).

(d)	Acquisition Transactions.

(i)	The SPV is entitled pursuant to the Acquisition Documents to recommend the nomination of the majority of the directors to Partner’s board of directors (such directors to be appointed at the Effective Date); and

(ii)	All conditions precedent to the closing and consummation of the Acquisition Transactions and the Assumption Transactions (including, without limitation, the approval of the Israeli Ministry of Communication and the Israeli Antitrust Commissioner (collectively, “Special Regulatory Approvals”) shall have been satisfied or duly waived and the Acquisition Transactions shall have been completed and the Purchased Shares (other than the Second Portion of the Additional Shares and the Third Portion of the Additional Shares) shall have been purchased by SPV pursuant to the Acquisition Documents at the Effective Date.

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(e)	Creation of Pledges and Charges.

The pledges and charges created by the Debentures at the Effective Date shall have been duly created in favour of the Trustee for the benefit of the Noteholders and filed with the Israeli Registrar of Companies, the Israeli Registrar of Pledges and U.S. authorities (as applicable) as a lien on the SPV, such Israeli filings to be stamped “received” by the applicable authorities in Israel and reasonably satisfactory to the Trustee.

(f)	SPV’s Articles of Association.

SPV’s Articles of Association shall be amended in accordance with the form attached hereto as Exhibit 18.

(g)	Nomination to SPV’s Board of Directors.

Mr. Adam Chesnoff or another senior officer of Saban Capital Group (to be approved by the Trustee, such approval not to be unreasonably withheld) has been nominated to the board of directors of the SPV.

(h)	No Impediment.

There shall be no impediment, restriction, limitation or prohibition imposed under law and/or by any governmental body and/or under any temporary, provisional or permanent award, decision, injunction, judgment, order ruling, subpoena or verdict entered, issued, made or rendered by any court, administrative agency or other governmental body or by any arbitrator, to close and consummate the transactions contemplated by the New Issue Documents and the Acquisition Documents, or to provide the security interests to be created under the Additional Debentures.

(i)	Representation and Warranties True and Accurate.

The representations and warranties by the parties in this Agreement and the other New Issue Documents shall be true and correct on the Effective Date and SPV shall have delivered to the Trustee a certificate evidencing the same with respect to the representations and warranties provided by it on the Effective Date, signed and delivered by SPV’s Chief Executive Officer and Chief Financial Officer, or if such offices are not occupied, by a member of the Board of Directors.

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(j)	Special Dividend.

SPV shall have provided to the Trustee a signed acknowledgement letter of the Escrow Agent (as defined in the Acquisition Documents) (the “SPA Escrow Agent”), in the form attached hereto as Exhibit 19.

(k)	SPV’s Tax Ruling. Either: (i) A tax ruling or a series of tax rulings (the “Tax Ruling”) to be approved by the Israeli tax authorities to: (x) confirm that the dividends paid by Partner to SPV are exempted from withholding tax, and (y) confirm that SPV shall be treated as a flow-through entity for Israeli tax purposes; or (ii) such other satisfactory evidence that dividends paid by Partner to SPV are exempted from withholding tax.

Provided, however, that Advent may, at its discretion, waive satisfaction of any of the conditions specified in Clauses 2(a), 2(e), 2(f), 2(g) and 2(j), and both parties may mutually agree to waive the conditions specified in Clauses 2(b), 2(c), 2(d), 2(h), 2(i) and 2(k).

(3)	TERMINATION.

Advent or the SPV may give a written termination notice to the other party to terminate this Agreement and all other New Issue Documents in the event any of the following conditions are not met by the applicable Drop Dead Date as provided below (provided, that a party shall not be entitled to terminate this Agreement and all other New Issue Documents on that basis if the non-satisfaction of the applicable Condition Precedent is due to such party’s breach of its undertakings hereunder and thereunder):

(a)	Receipt of the Scailex’ Bondholders’ Approval no later than December 25, 2012 (the “December Drop Dead Date”), provided, however, that (i) if Scailex publishes an immediate report in which it declares its intention to defer all payments due on December 31, 2012 to Scailex’ Bondholders to a specific later date (“Deferred Payment Date”), the December Drop Dead Date shall be deferred to such date which occurs five (5) days prior to the Deferred Payment Date but not later than January 25, 2013; and (ii) each of the parties may by notice to the other party extend the December Drop Dead Date (or the deferred drop dead date under Sub-Clause 3(a)(i) above in case of a deferred payment as provided above) by seeking Court Approval to an InCourt Arrangement and, in such case, subject to satisfying the remaining Conditions Precedent (as provided in sub-Clauses (b) and (c) below) the Court Approval may be obtained by the earlier of (x) the date on which a court of competent authority rejects, changes or otherwise condition the InCourt Arrangement; and (y) April 7, 2013, provided that neither party shall be required to extend the December Drop Dead Date unless the other party complies with its best efforts undertakings set forth under Clause 5 of this Agreement in respect of the InCourt Arrangement and the Court Approval.

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(b)	All Conditions Precedent other than the Special Regulatory Approvals and the Court Approval (if required) have been met on or before February 25, 2013.

(c)	All Conditions Precedent including the Special Regulatory Approvals but except for the Court Approval (if required) have been met no later than March 18, 2013.

Either party may further give a termination notice if the other party breaches, repudiates, rescinds, or abandons its obligations under this Agreement or under the other New Issue Documents or the Acquisition Documents to which it is a party (“Breach”), such termination notice may be given on the date the Breach occurs and for a reasonable time thereafter.

Upon the giving of a termination notice under this Clause 3, Advent and SPV will be discharged from performance of their respective obligations under this Agreement and the other New Issue Documents.

No party shall have any claims against the other party in the event of termination of this Agreement in accordance with the provisions of this Clause 3, except that the foregoing shall not prevent any party from asserting any claims against the other party relating to any Breach by such other party prior to the date of termination.

(4)	REPRESENTATIONS AND WARRANTIES.

The SPV and Advent represent and warrant (as applicable):

(a)

Incorporation, capacity and authorisation: (A) SPV represents that SPV is duly incorporated and validly existing under the laws of the State of Israel with full power and capacity to own or lease its property and assets and to conduct its business and is lawfully qualified to do business in the State of Israel; SPV has full power and capacity to assume Scailex’ obligations and liabilities under the Original Issue Documents as evidenced by the Notes on the Effective Date, to execute this Agreement and the other New Issue Documents and to undertake and perform the obligations expressed to be assumed by it herein and therein, and SPV has taken all necessary action to approve and authorise the same; (B) Advent represents that it is duly incorporated and validly existing under the laws of the State of Singapore with full power and capacity to own or lease its property and assets and to conduct its business and is lawfully qualified to do business in the State of Singapore; Advent has full power and capacity to execute this Agreement and the other

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New Issue Documents to which it is a party and to undertake and perform the obligations expressed to be assumed by it herein and therein, and Advent has taken all necessary action to approve and authorise the same.

(b)	No violation/default: (A) SPV represents that SPV is not (i) in breach of its constitutive documents or (ii) in default in the performance of any obligation, covenant or condition contained in any indenture, mortgage, deed of trust, loan agreement, lease or other agreement or instrument to which it is a party (including the Acquisition Documents) or by which it or any of its properties may be bound, which may adversely affect the rights of Advent in the Original Issue Documents or the New Issue Documents, as evidenced by Notes, in any material respect; (B) Advent represents that Advent is not (i) in breach of its constitutive documents or (ii) in default in the performance of any obligation, covenant or condition contained in any indenture, mortgage, deed of trust, loan agreement, lease or other agreement or instrument to which it is a party or by which it or any of its properties may be bound, which may adversely affect the rights of SPV in the New Issue Documents, in any material respect.

(c)	No breach: (A) SPV represents that the creation, issue and the assumption by SPV on the Effective Date of Scailex’ liabilities and obligations under the Original Issue Documents, as evidenced by the Notes, and the undertaking and performance by SPV of the obligations expressed to be assumed by it herein and therein will not conflict with, or result in a breach of or default under, the laws of the State of Israel, any agreement or instrument to which SPV is a party or by which it is bound or in respect of indebtedness in relation to which it is a surety, which may adversely affect the rights of Advent in the Original Issue Documents or the New Issue Documents, as evidenced by the Notes, in any material respect; (B) Advent represents that the execution by Advent of this Agreement and the other New Issue Documents to which it is a party and the undertaking and performance by Advent of the obligations expressed to be assumed by it herein and therein will not conflict with, or result in a breach of or default under, the laws of the State of Singapore, any agreement or instrument to which Advent is a party or by which it is bound or in respect of indebtedness in relation to which it is a party, which may adversely affect the rights of SPV in the New Issue Documents, in any material respect.

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(d)	Legal, valid, binding and enforceable Obligations: (A) SPV represents that this Agreement and the other New Issue Documents constitute legal, valid, binding and enforceable obligations of SPV. On the Effective Date or on such later dates as required by this Agreement, the Additional Debentures will validly and effectively create the security it purport to create as described therein; (B) Advent represents that this Agreement and the other New Issue Documents, to which Advent is a party, constitute legal, valid, binding and enforceable obligations of the Advent.

(e)	Status: SPV represents that the Notes will constitute direct, general and unconditional obligations of SPV which (i) rank pari passu among themselves and (ii) will, as a result of the Original Debentures and the Additional Debentures, rank senior to all existing and future indebtedness of SPV in respect of the Purchased Shares pledged under the Original Debentures and the Additional Debentures.

(f)	Approvals: (A) SPV represents that all authorisations, consents and approvals required by SPV in connection with the assumption of Scailex’ obligations and undertakings under the Original Issue Documents, the execution of this Agreement and the other New Issue Documents, the performance by SPV of the obligations expressed to be undertaken by it herein and therein, have been obtained and are in full force and effect; (B) Advent represents that all authorisations, consents and approvals required by Advent in connection with the execution of this Agreement and the other New Issue Documents, to which it is a party, and the performance by Advent of the obligations expressed to be undertaken by it herein and therein, have been obtained and are in full force and effect.

(g)

Ownership: Advent represents that: (A) Advent is the sole legal owner and beneficiary of the Notes and all of its rights in and to the Notes and the Original Issue Documents are free and clear of any pledge, charge, encumbrance, option or any other third party right, except for the Right of First Refusal included under Clause 6 of the Original Placement Agreement; (B) SPV represents that as of the Effective Date (or at such later dates as indicated herein with respect to the Second Portion of the Additional Shares and the Third Portion of the Additional Shares): (i) SPV shall be the sole owner and beneficiary of the Purchased Shares and other rights and assets included in or governed by the Additional Debentures (collectively, the “Pledged Assets”); (ii) the Pledged Assets shall be free and clear of any mortgage, charge (whether fixed or floating), pledge,

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lien, assignment, title retention or other encumbrance of any kind securing any obligation of any person and any other type of preferential arrangement having similar effect, other than Scailex’ right to receive the Special Dividend pursuant to the Dividend Assignment.

(h)	Entire Agreements: (A) SPV represents that the Acquisition Documents constitute the entire agreements governing the purchase of the Purchased Shares, and that there are no other agreement, contract, deed or instrument of any kind relating to or affecting the Purchase of the Purchased Shares; (B) Advent represents that the Original Issue Documents constitute the entire agreements governing the Notes as of the date hereof, and that there are no other agreement, contract, deed or instrument of any kind relating to or affecting the Notes and the Original Issue Documents.

(5)	FURTHER ASSURANCES; CERTAIN COVENANTS.

(a)	Advent and the SPV shall each use its commercially reasonable efforts to take, or cause to be taken, all actions, and do, or cause to be done, all things necessary, proper or advisable, in order to obtain all consents, approvals and permits which are required to be granted as Conditions Precedent in connection with or in respect of the consummation of the Assumption Transactions.

(b)	SPV shall use its commercially reasonable efforts to take, or cause to be taken, all actions, and do, or cause to be done, all things necessary, proper or advisable in order to obtain all consents, approvals and permits which are required to be granted as conditions precedent under the Acquisition Documents in connection with or in respect of the consummation of the Acquisition Transactions (other than consents to be obtained by Scailex).

(c)

If Scailex’ Bondholders’ Approval is not obtained on or before December 25, 2012, or at such deferred date as provided in Clause 3(a) of this Agreement, and/or if insolvency proceedings including liquidation proceedings, moratorium or other rehabilitation proceedings under Sections 350 and/or 351 of the Israeli Companies Law, 1999, or immediate threat to initiate proceedings have been initiated against Scailex, then, Advent and SPV shall cooperate such as to submit an application for InCourt Arrangement for the purpose of obtaining the Court Approval, and for such purposes, shall file, or caused to be filed, with any applicable governmental body or court of competent authority and jurisdiction. All applicable

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requests, petitions, applications and forms, as required under applicable law and by such governmental body or court of competent authority in connection with such consents, approval and permits, such applicable requests, petitions, applications and forms (including the Special Regulatory Approvals) will be prepared in coordination by Advent and the SPV and be filed or delivered only subject to both parties’ approval for their content, such approval not to be unreasonably withheld.

(d)	It is agreed and acknowledged by the parties that other than legal and professional fees and related out-of-pocket costs and expenses which may be incurred by the parties in connection with the InCourt Arrangement as required by this Clause 5, parties shall not be obligated to bear other costs, expenses or other payments in connection with such InCourt Arrangement or the Court Approval and the parties shall not be required to enter into any other agreements or arrangements in connection thereby.

(e)

From the date hereof and until the earlier of termination in accordance with Clause 3 herein or the Effective Date, SPV undertakes not to: (i) amend, alter, waive, rescind or cancel any of the Acquisition Documents or its rights thereunder or enter into any new arrangement with Scailex or with any third party with respect to or in connection with the Purchased Shares, which may adversely affect the Acquisition Transactions or the Purchased Shares, except where such recession or cancellation is permitted under the Acquisition Documents, such as in the event of breach or failure to satisfy a condition precedent; (ii) take any other action or avoid from taking any action, which may adversely affect the Assumption Transactions or the Acquisition Transactions or Advent’s or SPV’s ability to perform their obligations thereunder or to consummate such transactions except as permitted under the Acquisition Documents, such as in the event of breach or failure to satisfy a condition precedent; (iii) incur or otherwise be bound by such obligation or indebtedness of any kind other than pursuant to the terms hereof or as permitted under the Amended and Restated Terms and Conditions; or (iv) pledge, charge, encumber, transfer, sale, provide an option to acquire or to receive, or otherwise dispose of (in whole or in part, in cash or in kind), or undertake to do the same, any of its assets and rights, including, without limitation, the Purchased Shares, its rights in and under the assets and rights subject to the Additional Debentures, its rights in and under this Agreement and the other New Issue Document or its rights in and under the Acquisition Documents and the Shareholders’ Agreement

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to be entered into in connection thereby (in each case other than in favour of Advent), except as permitted under the Amended and Restated Terms and Conditions.

(f)	Until the earlier of the Effective Date and the date on which this Agreement and the other New Issue Documents have been terminated in accordance with Clause 3, Advent shall not enforce any rights against Scailex based on the occurrence of an event of default specified in the followings Events of Defaults included in the Original Conditions: Clauses 10(e) and 10(p), but only with respect to the following covenants - 4(g) (reports and notifications), 4(l) (stamp duties); 10(j) (MAE); 10(n) (No trading in the Issuer’s securities) and 10(r) (no listing of notes), provided, however, that Advent shall not be prevented from enforcing any of its other rights under the Original Issue Documents, including where another Default or an Event of Default shall have occurred under the Original Issue Documents which is not specifically referred to herein.

(g)	SPV hereby undertakes: (i) that its Israeli GAAP financial statements as of the Effective Date shall recognize the Consideration as provided in Section 2.2 of the Acquisition Document, which as of November 30, 2012, is approximately in the sum of US$ 299 million and NIS 250 million as the cost of 47,833,333 of the Purchased Shares acquired from Scailex (“Carrying Costs”) under the Acquisition Transactions, and will do the same for tax purposes; (ii) that the liability to Advent under the assumed Notes and the New Issue Documents shall be recognized as of the Effective Date NIS 1,119,300,000 after accounting for the Mandatory Initial Partial Redemption payment as defined in the Amended and Restated Conditions and shall not record or claim any discount and will do the same for tax purposes; (iii) to comply with any withholding confirmation which is provided to it which refers to the payment of up to US$ 299 million, being the principal loan amount of the assumed liabilities evidenced by the Notes and the other New Issue Documents; (v) if SPV at any time for whatever reasons is required to recognize in its financial statements any reduction in the Carrying Costs, it will recognize such reduction as an impairment charge in accordance with Israeli GAAP; (vi) in any application to the Israeli Tax Authority or any governmental body to treat the amount of NIS 1,119,300,000 (after accounting for the Mandatory Initial Partial Redemption payment as defined in the Amended and Restated Conditions) as principal loan amount; and (vii) to provide Advent with access to its tax reports relating to or governing its undertakings under this Clause 5(g).

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(h)	A valuation opinion shall have been provided by the SPV to Advent that: (i) is prepared by a certified valuation firm of good reputation in Israel as approved by Advent; (ii) is to be provided to Advent no later than 45 days after the Effective Date; and (iii) is (x) confirming the fair market value of the Notes as equivalent to their face value loan amount; (y) confirming that the value of the Purchased Shares from Scailex is consistent with the value as expressed in the Acquisition Documents taking into account the terms of the acquisition; and (z) supporting presentation of the face value of the loan amount without discount in the balance sheet of the SPV under Israeli GAAP as of the Effective Date.

(i)	Advent and SPV shall procure that all Exhibits to this Agreement shall be prepared within 28 (Twenty eight) Business Days from the date hereof and, within 3 (three) days after such period, will be jointly approved by Advent and SPV (acting reasonably) and will be deemed as having been attached to this Agreement on the date hereof, such approvals by Advent and SPV not be unreasonably withheld. Such Exhibits shall not be inconsistent with the terms and provisions of this Agreement and shall not modify the scope of the parties’ obligations hereunder.

(j)	SPV shall indemnify and hold Advent harmless from and against any and all liabilities, obligations, demands, claims, actions, costs, taxes, fines, damages and expenses (including reasonable out of pocket legal fees, court costs, and all reasonable amounts paid in investigation, defence or settlement of any of the foregoing) (“Advent Losses”), whether or not arising out of third party claims suffered or incurred by Advent arising from the Tax Ruling as compared to the SPV not having received such Tax Ruling. For the avoidance of doubt, Advent shall have no right to settle any matter that gives rise to the SPV’s indemnification obligation under this clause without the prior written approval of SPV, which shall not be unreasonably withheld, and Advent shall take all reasonable actions to mitigate any such Advent Losses. In addition, any Advent Losses shall be determined taking into consideration any insurance proceeds, credits, or other benefits or offsets that Advent may receive in connection therewith.

(k)	SPV shall have a right to perform a due-diligence with respect to Partner in accordance with the terms and subject to the restrictions

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imposed under the Acquisition Documents, provided, however, that (i) such due-diligence shall be concluded not later than the end of the Business Day of December 19, 2012; (ii) SPV shall immediately notify advent in writing of any material due-diligence finding which, in SPV’s reasonable discretion, adversely affects SPV’s ability to consummate the Assumption Transactions and the Acquisition Transaction (a “DD Notice”), such DD Notice to provide reasonable description of all material adverse findings and grounds on which the DD Notice is based; and (iii) in case a DD Notice has been provided to Advent in accordance with this Clause 5(k), the SPV shall be entitled to terminate this Agreement in accordance with Clause 3 of this Agreement not later than the end of the Business Day of December 19, 2012.

(6)	NOTICES.

All notices and other communications hereunder shall be made in writing and in English (by letter or fax) and shall be sent as follows:

If to the Advent:	Advent Investments Pte Ltd 1 Coleman Street, #08-07 The Adelphi, Singapore Facsimile: +65 6448 1512 Attn.: The Board of Directors

With a copy to (which shall not constitute notice):	c/o 22/F, Hutchison House 10 Harcourt Road, Hong Kong Facsimile: +852 2128 1778 Attn.: The Company Secretary

With a copy to (which shall not constitute notice):

Herzog, Fox & Neeman

Asia House, 4 Weizmann Street,

Tel Aviv, Israel 64239

Facsimile: +972 3 696 6464

Attn: Ehud Sol, Adv., Ilanit Landesman Yogev, Adv. and Irit Roth, Adv.

Email: sol@hfn.co.il; landesmani@hfn.co.il; rothi@hfn.co.il

If to the SPV:

Adam Chesnoff

Managing Director

S.B. Israel Telecom Ltd.

C/O Saban Capital Group, Inc.

10100 Santa Monica Blvd, Ste 2600

Los Angeles, CA 90067

Tel: 310-557-5115

Fax: 310-557-5215

E-mail: achesnoff@saban.com

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With copies to (which shall not constitute notice):

Niveen Tadros

EVP and General Counsel

S.B. Israel Telecom Ltd.

C/O Saban Capital Group, Inc.

10100 Santa Monica Blvd, Ste 2600

Los Angeles, CA 90067

Tel : 310.557.5132

Fax : 310.564.0470

E-mail: ntadros@saban.com ; and

Zellermayer, Pelossof, Rosovsky, Tsafrir, Toledano & Co.

20 Lincoln Street, 12 Floor

Tel Aviv, 67134

Israel

Facsimile: +972-3-625-5500

Attn: Miki Zellermayer, Adv. and Doni Toledano, Adv.

E-mail: miki@zelpel.com; doni@zelpel.com

Every notice or other communication sent in accordance with this Clause 6, delivered in person or by courier service shall be deemed to have been given upon delivery, those given by facsimile transmission shall be deemed given on the Business Day following transmission with confirmed answer back, and all notices and other communications sent by registered mail (or air mail if the posting is international) shall be deemed given five (5) Business Days after posting. All notices shall be made in English.

(7)	TAXES.

(a)	Each party shall bear the payment of any taxes to which it is subject as a result of this Agreement and the other New Issue Documents and consummation of the Assumption Transactions, unless otherwise explicitly provided in this Agreement.

(b)	Any references to the Noteholders and the Trustee in this Agreement and the other New Issue Documents shall include references to their assignees.

(c)	All Interest amounts and Default Interest (as defined in the Amended and Restated Conditions) due in respect of the obligations of the SPV payable to the Noteholders under this Agreement and

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the other New Issue Documents shall be made free and clear of, and without withholding or deduction for or on account of, any taxes, duties or levies of whatever nature, imposed on or withheld by or on behalf of the State of Israel and United States of America, unless such withholding or deduction is required by applicable law and practice. In such event, the SPV shall gross-up and pay such additional amounts as will result in the receipt by the Noteholders of such amounts as would have been received by it if no such withholding or deduction had been required (“Tax Gross Up”); provided, that, Noteholders shall use its best efforts and coordinate with the SPV to secure a withholding tax certificate from the Israeli Tax Authorities no later than 7 (seven) Business Days before the first interest payment due under the New Issue Documents such that the withholding tax due on the interest payments from the SPV to Noteholders shall suffer a withholding tax under the Israeli-Singapore Income Tax Treaty of no more than 7% (seven per cent.).

(d)	SPV and Advent acknowledge that the final withholding tax rate on interest that shall apply shall be determined by the Israeli Tax Authorities and/or United States of America Tax Authorities where applicable. However, for Israel, SPV and Advent agree that if Notheholders take any actions leading to an increase in the withholding tax rate on interest above the rate determined in the initial withholding tax certificate, then such Tax Gross Up shall be capped at the rate determined in the initial withholding tax certificate secured by the Noteholders for SPV. Any actions by the Noteholders to transfer, syndicate or otherwise amend the ownership or terms of the Notes shall not result in an increase in the Tax Gross Up borne by the SPV. Any amounts which SPV withholds from any payment in accordance with this Clause 7 will be paid by the SPV to the Israeli Tax Authority and where applicable to the United States of America’s Tax Authority on behalf of the Noteholders within the required time for such payment under any applicable law and practice, and the SPV will promptly provide the Noteholders with a valid certificate of payment to the Israeli Tax Authority and the United States of America’s Tax Authority where applicable. The SPV shall indemnify the Noteholders for any withholding tax, penalty, interest or other cost or expense resulting from any failure to comply with the requirements of this Clause 7. In the event that withholding tax rate increases as a result of change of law, then the parties shall use reasonable efforts to mitigate such increase.

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(e)	To the extent that the Noteholders, or an entity which reports taxes together with the Noteholders is otherwise subject to tax on the interest income in its country of tax residence and is entitled to obtain a tax credit with respect to the taxes withheld hereunder, Noteholders shall use their best efforts to avail themselves of such a credit and will remit to the SPV any such credit obtained, provided that SPV, upon the request of the Noteholders, agrees to repay the amount received by the SPV to the Noteholders in the event Noteholders are later required to repay such refund to such governmental authority.

(f)	For the avoidance of doubt, all amounts payable under this Agreement and the other New Issue Documents do not include any Value Added Tax (“VAT”) liability, and to the extent required to be paid under any applicable law, the SPV shall bear and indemnify the Noteholders for any such VAT liability to cover Israel, the United States and Singapore.

(g)	To the extent required, SPV with the reasonable cooperation of the Noteholders shall procure a certificate or certificates such that all principal payments to the Noteholders shall be paid without withholding any tax.

(8)	GENERAL PROVISIONS.

(a)	Clauses and Exhibits. Any reference in this Agreement to a Clause, a Sub-Clause or an Exhibit is, unless otherwise stated, to a clause or sub-clause hereof or an exhibit hereto.

(b)	Headings. Headings and sub-headings are for ease of reference only and shall not affect the construction of this Agreement.

(c)	Law and Jurisdiction. This Agreement and all matters arising from or connected with it are governed by, and shall be construed in accordance with, the laws of the State of Israel, without regard to conflict of law principles thereof. The competent courts in the city of Tel Aviv - Jaffa have exclusive jurisdiction to settle any dispute, arising from or connected with this Agreement (including a dispute regarding the existence, validity or termination of this Agreement) or the consequences of its nullity.

(d)	Counterparts. This Agreement may be executed in any number of counterparts and by different parties hereto in separate counterparts, each of which when so executed shall be deemed to be an original and all of which when so executed shall constitute one and the same binding agreement between the parties.

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(e)	Reinstatement. The Assumption Transactions shall ab initio be null and void and shall have no force and effect whatsoever, in the event that at any time (whether, prior to, on or following the Effective Date) the Assumption Transactions and/or the Acquisition Transactions are terminated, annulled, rescinded, or become ineffective or non-enforceable, in whole or in part, for any reason whatsoever, as a result of any judicial proceeding, and in such events: (i) all rights and obligations of the Noteholders and Scailex in and under the Original Issue Documents, as evidenced by the Notes, including the Existing Debentures, shall continue to be effective or be reinstated (as the case may be) all, as though the assignment by Scailex and the Assumption by SPV had not been made; and (ii) all of the obligations of SPV, Advent and the Noteholders under this Agreement and the New Issue Documents, as well as Scailex’ obligations thereunder, shall be terminated. In such event, each party to the New Issue Documents, as well as Scailex, shall be entitled to full restitution and its original rights and assets prior to the Effective Date.

(f)	Inconsistency. In the event of any conflict or inconsistency between any provision in this Agreement and the other New Issue Documents, the provisions in this Agreement shall prevail. Without derogating from the foregoing, in the event of any conflict or inconsistency between any provision in this Agreement and the other New Issue Documents (including with any Exhibit to this Agreement) which relates, affected by or otherwise connected to tax issues and matters, this Agreement shall prevail and this Agreement shall constitute the sole document governing the relationship between the parties relating to such tax issues and matters.

(g)	Assignment.

(i)	SPV shall not be permitted to assign or transfer any of its rights or obligations under this Agreement or the other New Issue Documents without Trustee’s prior written consent; and

(ii)	Advent and Noteholders (as applicable) shall be permitted to assign or otherwise transfer all or any part of their respective rights and obligations in and under this Agreement, in the Notes assumed hereunder and in and under any other New Issue Documents in accordance with the terms and conditions under the Amended and Restated Conditions.

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(h)	Business Day; Day: As used in this Agreement, the term “Business Day” means any day on which banks are open for business in the State of Israel. Any reference to a “day” shall mean a day starting at midnight and ending at 23:59 (Israel Time).

(i)	Confidentiality. Each of Advent and SPV undertakes (A) not to use, disclose, or otherwise allow access to any data or information about the other party, the other party’s business, the other party’s subsidiaries and affiliated companies and their respective businesses, the signing of this Agreement and the other New Issue Documents and their content thereof, other details concerning the Assumption Transactions, other than: (i) any information that is or becomes publicly available through no act of, or failure to act by, the recipient or any of its personnel in breach of this confidentiality undertaking, including any information which is publicly filed or reported by the disclosing party; and (ii) any information that is required to be disclosed by the recipient pursuant to an order of a court or governmental body, or is otherwise required to be disclosed by law, regulation or stock exchange rule to which the recipient is subject; provided, however, that the recipient shall first and as soon as reasonably practicable notify the disclosing party of any such disclosure requirement, unless prohibited from so notifying the recipient by such law, rule, regulation or order, thereby giving the disclosing party a reasonable opportunity to seek legal remedies or relief to preserve the confidentiality of said information in accordance herewith (“Confidential Information”); (B) not disclose the Confidential Information to any third-party without the prior written consent of the other party, except to personnel on a need to know basis and such disclosing party being responsible for any breach by its personnel of this confidentiality undertaking; and (C) keep all Confidential Information strictly confidential by using a reasonable degree of care, but not less than the degree of care used in safeguarding its own confidential information.

(j)	Security Agent. The parties agree and acknowledge that all security interests created under the Additional Debentures will be created in favour of the Trustee who will be the pledgee under the Additional Debentures for the benefit of the Trustee and the Noteholders and any other person or entity who may acquire the Notes or any part thereof in accordance with the provisions of the New Issue Documents.

(k)	Changes in Capital. Any reference in the New Issue Documents to number of shares or the price per share shall be adjusted (to the

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extent required) to reflect any future changes in the capital of Partner, including stock splits, reclassifications, reverse splits and a like. For the removal of doubt such adjustment shall not take place in the event of issuance of shares by Partner, provided, however, that such issuance of shares shall be made subject to and in accordance with the Amended and Restated Conditions.

(l)	Amendment. This Agreement may be amended or modified only by a written document signed by Advent and the SPV.

(m)	Language. The parties hereto acknowledge and agree that English shall be the governing language in the New Issue Documents, irrespective of any translations, whether official or unofficial, into any other language.

AS WITNESS the hands of the duly authorised representatives of the parties to this Agreement the day and year first before written.

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/s/ Adam Chesnoff
S.B. ISRAEL TELECOM LTD.

By:	Adam Chesnoff
Title:	Managing Director
Date:	November 30, 2012

Attorney Confirmation:

I, Doni Toledano, Adv., acting as attorney of S.B. Israel Telecom Ltd. (the “Company”), hereby approves that:

1.	The Company is duly and validly existing under the laws of the State of Israel and has all necessary company power and authority to enter into this Assumption Agreement, to carry out its obligations thereunder and to consummate the transactions contemplated thereby.

2.	The execution and delivery of this Assumption Agreement by the Company, the performance by the Company of its obligations thereunder and the consummation by the Company of the transactions contemplated thereby have been duly authorised by all requisite corporate action on the part of the Company. Without derogating from the foregoing, the resolutions of Company’s Board of Directors approving this Assumption Agreement were duly received, and such organs of the Company have duly authorized the Company to enter into this Assumption Agreement in accordance with all requirements under applicable law.

3.	The Agreement has been duly executed and delivered by the Company, and constitutes a legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms.

4.	(i) there are no pending or anticipated liquidation or receivership proceedings in respect of the Company and/or in respect of any of its respective assets; (ii) no liquidator, special manager or receiver (whether temporary or permanent), were appointed or are anticipated to be appointed in respect of the Company and its respective assets; and (iii) no rehabilitation proceedings, settlement proceedings, a creditors’ arrangement and/or a freeze of proceedings were initiated or are anticipated to be initiated in respect of the Company and its respective assets.

5.	Each of the persons, who, as an officer of the Company, executed this Assumption Agreement and any other New Issue Documents or other documents or instruments necessary or incidental to the transaction or actions contemplated thereby, was validly elected or appointed to, and is an incumbent of, the respective office he purported to hold at the time of such execution and delivery, is duly authorized to execute and deliver the same, and the signatures of such persons on all such documents and certificates are their genuine signatures.

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IN WITNESS WHEREOF, I, the undersigned have executed this Attorney’s confirmation as of the date first written above.

/s/ Doni Toledano, Adv.
Name:	Doni Toledano, Adv.
Date:	November 30, 2012

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ADVENT INVESTMENTS PTE LTD.

/s/ Robin Sng Cheng Khoong

By:	Robin Sng Cheng Khoong
Title:	Director
Date:	November 30, 2012

ACKNOWLEDGEMENT AND UNDERTAKING

SCG Communication Ventures LLC hereby acknowledges the obligation in Clause 1(b)(2)(iii) of this Assumption Agreement and undertakes to pledge and to procure that any other shareholder of SPV shall pledge, all of its shares in the SPV, as described in this Clause 1(b)(2)(iii).

SCG COMMUNICATION VENTURES LLC /s/ Adam Chesnoff

By:	Adam Chesnoff

Title:	Managing Director

Date:	November 30, 2012

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